Comparison of change in value of $10,000 investment in Dreyfus Midcap Index Fund, Inc. and the Standard & Poor's MidCap 400 Index

EXHIBIT A:

                Dreyfus     Standard &
                Midcap         Poor's
   PERIOD        Index       MidCap 400
              Fund, Inc.      Index *

  10/31/92      10,000        10,000
  10/31/93      12,122        12,153
  10/31/94      12,351        12,442
  10/31/95      14,917        15,081
  10/31/96      17,401        17,698
  10/31/97      22,974        23,480
  10/31/98      24,325        25,055
  10/31/99      29,306        30,334
  10/31/00      38,324        39,935
  10/31/01      33,401        34,963
  10/31/02      31,633        33,293


* Source: Lipper Inc.